Gran Tierra Energy Inc. Announces Fourth Quarter and Year-End Results for 2019

CALGARY, Alberta, February 26, 2020, Gran Tierra Energy Inc. ("Gran Tierra" or the "Company") (NYSE American:GTE)(TSX:GTE)(LSE:GTE) today announced the Company's financial and operating results for the fourth quarter and year ended December 31, 2019. All dollar amounts are in United States (“U.S.”) dollars unless otherwise indicated.
Production and reserves amounts are on an average working interest before royalties ("WI") basis unless otherwise indicated. Per barrel ("bbl") of oil equivalent ("BOE") amounts are on a WI sales basis. Production is expressed in bbl of oil per day ("bopd") or BOE per day ("boepd"), while reserves are expressed in bbl, BOE or million BOE ("MMBOE"), unless otherwise indicated. For per BOE amounts based on net after royalty ("NAR") production, see Gran Tierra's Annual Report on Form 10-K filed February 26, 2020. Unless otherwise expressly stated, all reserves, future net revenue and ancillary information contained in this press release have been calculated in compliance with Canadian National Instrument 51-101 - Standards of Disclosure for Oil and Gas Activities ("NI 51-101") and the Canadian Oil and Gas Evaluation Handbook ("COGEH") and are based on the Company's 2019 year-end estimated reserves as evaluated by the Company's independent qualified reserve evaluator McDaniel & Associates Consultants Ltd. ("McDaniel") in a report with an effective date of December 31, 2019 (the "GTE McDaniel Reserves Report"). The following reserves categories are discussed in this press release: Proved ("1P"), 1P plus Probable ("2P") and 2P plus Possible ("3P").
2019 Key Highlights

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Increased the Company's 1P reserves to 79 MMBOE (100% oil), representing 200% 1P reserves replacement, and grew 1P net present value ("NPV") discounted at 10% ("NPV10") to $1.5 billion before tax ($1.3 billion after tax) and 1P net asset value ("NAV") to $2.50 per share before tax(1) ($1.83 per share after tax(2))

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Maintained the Company's 2P reserves at 142 MMBOE (100% oil) and increased 2P NPV10 to $2.9 billion before tax ($2.3 billion after tax) and 2P NAV to $6.23 per share before tax(1) ($4.49 per share after tax(2))

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Gran Tierra's existing producing assets are forecast to generate free cash flow(3) after development expenditures and taxes over the next five years of approximately $1.4 billion for 1P reserves, $2.1 billion for 2P reserves and $2.5 billion for 3P reserves; after adjusting for internally forecast general and administrative ("G&A") costs and interest(4), the free cash flow(3) potential over the next five years is approximately $1.1 billion for 1P reserves and $1.8 billion for 2P reserves

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Generated 2019 net income of $39 million ($0.10 per share basic and diluted), EBITDA(5) of $364 million, adjusted EBITDA(5) of $326 million, and funds flow from operations(5) of $272 million ($0.72 per share basic and diluted)

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Fourth quarter 2019 capital expenditures of approximately $69 million were down 41% as expected from third quarter 2019's level of $116 million; this reduction reflects the completion of the extensive facilities expansion at Acordionero, which was required to fully implement that field's waterflood to enhance ultimate oil recovery

•	Generated 2019 oil and gas sales of $571 million and $44.77 per BOE

•	Achieved 2019 operating netback(5) of $28.81 per BOE

•	2019 average production was 34,817 boepd (100% oil), in line with the revised 2019 guidance of 34,800 to 35,000 boepd

◦	Production was negatively impacted in 2019 by downtime from electric submersible pump ("ESP") failures in Acordionero and the temporary shut-in of several wells in Acordionero with high gas-oil ratios

◦	The ESP failure rate has significantly declined:

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Following the completion of the Acordionero central processing facility expansion in second half 2019, the water injection facilities and gas-to-power turbines continue operating with increasing reliability

▪	In fourth quarter 2019, there were 3 ESP failures in October, 3 in November and only 1 in December

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This significant improvement in ESP performance is a result of increased power reliability and increased reservoir pressure due to the substantial ramp up in water injection at Acordionero starting in mid-2019

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The increase in water injection in mid-2019 has significantly reduced gas production in Acordionero from a high of 18 million cubic feet per day ("mmcfd") down to the current 8 mmcfd, all of which is either consumed to generate power or re-injected into the reservoir for pressure maintenance

•	Returned $38 million to shareholders during 2019 through the repurchase of 20 million common shares
2020 Guidance Update

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Since the beginning of 2020, response to the coronavirus has caused a decrease in the Brent oil price and a widening of crude oil price differentials in Colombia; as a result, Gran Tierra has elected to amend the Company's planned 2020 capital budget by reducing capital by $25 million; Gran Tierra's 2020 revised capital budget is $175 to $195 million; the deferral of capital is primarily in exploration and infrastructure; if the economic headwinds persist into the second half of 2020, further deferrals of capital could be made; Gran Tierra operates 29 of its 32 blocks and has control over capital allocation timing

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Suroriente and PUT-7: Similar to the events of June 2019, local farmers have set up blockades in the southern Putumayo region to protest against the Colombian national government; the previous blockade in June 2019 lasted approximately three weeks; these protests are not directed at the oil industry or Gran Tierra; Gran Tierra has pro-actively shut-in its fields resulting in approximately 4,000 boepd being shut-in; the blockades have also prevented the drilling of two development wells in Cohembi; a rig is contracted but the Company is waiting for the blockades to be resolved before mobilizing the rig to the field

•	2020 expected free cash flow(6) and the anticipated collection of approximately $100 million of value-added tax receivables will be used to reduce the amount drawn on the Company's credit facility
Message to Shareholders
Gary Guidry, President and Chief Executive Officer of Gran Tierra, commented: "2019 was both an exciting and challenging year for Gran Tierra. Throughout the course of the second half of 2019, we accomplished the full implementation and growth of our waterflood in the Acordionero field, which is forecast to generate approximately $1.2 billion of free cash flow(3) over the next five years and has a December 31, 2019, before tax 2P NPV10 of $1.8 billion. Our four core assets are all under waterflood at different stages of maturity and are forecast to generate significant free cash flow(3) for the next several years.
Our main challenge was a delay in the expansion of the production facilities in Acordionero which temporarily impacted this field's oil production rate. We have learned a number of operational lessons that will be applied to future projects.
During 2020, we are deploying an integrated plan for free cash flow(6) growth from our key producing areas, including a disciplined approach to leveraging our world class exploration portfolio. We are reducing our 2020 capital program to a new range of $175 to $195 million as a prudent response to the drop in world oil prices and widening differentials during 2020 to date.
Our 2020 capital budget is a balanced, returns-focused program which prioritizes free cash flow(6) generation and returns over the rate of development and production growth. We plan to prioritize debt reduction with our free cash flow(6). We see material potential in our world class exploration portfolio located in highly prospective geological basins in Colombia and Ecuador. We have budgeted a measured, yet robust high-impact exploration campaign, mostly directed at our large landholdings in the Putumayo Basin of Colombia and Oriente Basin of Ecuador. Our 2020 plans are also aligned with Gran Tierra's 'Beyond Compliance Policy' which focuses on our commitments to environmental, social and governance excellence. When there are significant opportunities and potential benefits to the environment or communities, Gran Tierra voluntarily strives to go beyond what is legally required to protect the environment and provide social benefits, because it is the right thing to do."
Operations Update

•	Acordionero: Gran Tierra's 2020 development drilling program of 12 to 14 wells is underway; the AC-55, -56,-57 and -58 oil wells have been drilled and cased:

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AC-55 was brought on production January 24, 2020, setting a record time (from spud date to on production date) of 15 days; from January 24 to February 25, 2020, the well has produced at approximately 500 boepd

◦	AC-56 was brought on production January 31, 2020; from January 31 to February 25, 2020, the well has produced at approximately 600 boepd

◦	AC-57 was brought on production February 17, 2020; from February 17 to February 25, 2020, the well has produced at approximately 540 boepd

◦	AC-58 was brought on production this week and is currently recovering completion fluids

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Voidage Replacement Ratio ("VRR"): Gran Tierra continues to actively manage the waterflood of the Acordionero field by sector, allowing for optimum water placement and field performance; the Acordionero field’s current instantaneous and cumulative VRR's are 1.11 and 0.28, respectively, both representing increases of approximately 180% since June 2019

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Ayombero-Chuira: Snubbing unit operations at the Ayombero-2 and -3 wells have made significant progress in setting up the two wells for future operations; wellbore strings in the cased portions of the wells were both recovered successfully; the snubbing unit is currently at the Chuira-1 well, where the upper completion has been recovered; the well is currently flowing to surface and is cleaning up

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Putumayo Drilling Program: The five-well Putumayo development drilling program (3 in Costayaco, 2 in Cohembi) is projected to commence in March 2020 at Costayaco and later at Cohembi (Suroriente); four of the wells are targeting well-developed waterflooded horizons; the fifth well will be a horizontal producer targeting the less developed M2 Limestone at Costayaco; the drilling of the Cohembi wells and related spend will be deferred until the blockades are resolved

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Cocona-2 Exploration Well, PUT-1 Block: this well is targeting the fractured A-Limestone play trend, and the additional oil zones which were successfully encountered in the Vonu-1 exploration well; Cocona-2 has been drilled through the target formations to a planned total depth of 10,603 feet; currently well operations have been suspended due to mechanical failure associated with the drilling rig; a new rig has been sourced; based on encouraging results in the N Sand, A-Limestone and U Sand from logging while drilling and cuttings analysis, this well is expected to be put on production test in the first half of 2020, depending on rig scheduling

•	Oil Hedging: Gran Tierra has ICE Brent oil hedges in place covering 6,000 bopd of production in first half 2020 with a floor price of $55 per bbl and a weighted average ceiling price of $69.05 per bbl

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Foreign Exchange Hedging: Gran Tierra has Colombian peso ("COP") hedges in place for 2020 of approximately $40 million equivalent, with a weighted average floor price of 3,305 COP per U.S. dollar and a weighted average cap price of 3,423 COP per U.S. dollar

Gran Tierra's Commitment to Go "Beyond Compliance" in Environmental, Social and Governance
Safety

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In 2019, Gran Tierra had its best safety record in terms of Lost Time Injuries ("LTI") and Total Recordable Injuries; the Company's 2019 LTI ratio of 0.02 was 80% below the industry average for Latin American exploration and production companies in 2019, as reported by the International Association of Oil and Gas Producers

Environment

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In partnership with the international non-governmental organization Conservation International, Gran Tierra has committed to reforesting 1,000 hectares of land and securing and maintaining 18,000 hectares of forest through the NaturAmazonas project in the Putumayo Basin; Gran Tierra's total NaturAmazonas investment in the Andes-Amazon rainforest corridor through this project is forecast to be $13 million over 5 years

•	Gran Tierra has planted a total of 560,112 trees and has conserved, preserved or reforested 1,367 hectares of land through all of its environmental efforts
Reducing Green House Gas Emissions

•	For the last 4 years, Gran Tierra has voluntarily released an assessment of its greenhouse gas ("GHG") emissions

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Gran Tierra is reducing GHG emissions at its facilities through gas-to-power projects that conserve excess natural gas, that would otherwise be flared, and uses it instead for power generation; in 2019, Gran Tierra completed a $25 million gas-to-power project at the Acordionero field, the company’s single biggest producing asset; previously, gas-to-power projects were completed at the Moqueta field in 2018 and the Costayaco field in 2017

•	The NaturAmazonas project alone is expected to sequester approximately 8.7 million tonnes of CO2 over its lifetime
Economic Opportunities

•	Almost 16,000 local labor opportunities have been created by Gran Tierra over the past 3 years
Human Rights

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In 2019, Gran Tierra released an updated and comprehensive Human Rights policy that applies to both our employees and contractors and adopted the United Nations' Guiding Principles on Business and Human Rights

Financial and Operational Highlights (all amounts in $000s, except per share and BOE amounts)

	Year Ended		Three Months Ended
	December 31,	December 31,	December 31,	December 31,
	2019	2018	2019	2018
Net Income (Loss)	$38,690	$102,616	$27,004	$(10,840)
Net Income (Loss) Per Share - Basic & Diluted	$0.10	$0.26	$0.07	$(0.03)

Oil and Gas Sales	$570,983	$613,431	$127,934	$136,639
Operating Expenses	(142,086)	(111,272)	(37,967)	(33,253)
Workover Expenses	(41,118)	(34,437)	(11,093)	(8,515)
Transportation Expenses	(20,400)	(28,993)	(4,233)	(7,969)
Operating Netback(5)	$367,379	$438,729	$74,641	$86,902

G&A Expenses Before Stock-based Compensation	$33,300	$31,369	$8,518	$14,115
G&A Expenses Stock-Based Compensation	1,430	8,114	338	(11,805)
G&A Expenses, Including Stock-Based Compensation	$34,730	$39,483	$8,856	$2,310

EBITDA(5)	$364,276	$376,718	$111,830	69,184

Adjusted EBITDA(5)	$325,893	$375,932	$65,888	80,443

Funds Flow from Operations(5)	$272,409	$306,449	$49,669	$52,137
Funds Flow from Operations(5) Per Share - Basic & Diluted	$0.72	$0.78	$0.14	$0.13

Capital Expenditures	$379,314	$347,093	$68,735	$88,542

Average Daily Volumes (boepd)
Working Interest Production Before Royalties	34,817	36,209	32,924	38,156
Royalties	(5,802)	(7,156)	(5,428)	(6,960)
Production NAR	29,015	29,053	27,496	31,196
Decrease (Increase) in Inventory	125	(336)	306	(137)
Sales	29,140	28,717	27,802	31,059
Royalties, % of WI Production Before Royalties	17%	20%	16%	18%

Per BOE (7)
Brent	$64.16	$71.69	$62.42	$68.08
Quality and Transportation Discount	(10.48)	$(13.16)	(12.40)	$(20.26)
Royalties	(8.91)	(11.69)	(8.11)	(8.92)
Average Realized Price	44.77	46.84	41.91	38.90
Transportation Expenses	(1.60)	(2.21)	(1.39)	(2.27)
Average Realized Price Net of Transportation Expenses	43.17	44.63	40.52	36.63
Operating Expenses	(11.14)	(8.49)	(12.44)	(9.58)
Workover Expenses	(3.22)	(2.63)	(3.63)	(2.42)
Operating Netback(5)	28.81	33.51	24.45	24.63

Cash G&A Expenses	(2.61)	(2.40)	(2.79)	(4.02)
Severance Expenses	(0.14)	(0.18)	(0.23)	(0.10)
Realized Foreign Exchange Gain	0.09	0.12	0.48	0.51
Realized Financial Instruments Loss	(0.26)	(2.59)	(0.33)	(2.21)
Interest Expense, Excluding Amortization of Debt Issuance Costs	(3.13)	(1.85)	(3.87)	(1.78)
Interest Income (Expense)	0.05	0.16	0.01	(0.01)
Other loss	(0.11)	—	(0.45)	—
Net lease payments	(0.01)	—	0.02	—
Current Income Tax Expense	(1.34)	(3.35)	(1.03)	(2.19)
Cash Netback(5)	$21.35	$23.42	$16.26	$14.83

Share Information (000s)
Common Stock Outstanding, End of Period	366,982	387,079	366,982	387,079
Weighted Average Number of Common and Exchangeable Shares Outstanding - Basic	376,495	390,930	366,982	390,173
Weighted Average Number of Common and Exchangeable Shares Outstanding - Diluted	376,508	427,120	366,982	390,173

	As at December 31
	2019	2018	% Change
Cash, Cash Equivalents and Current Restricted Cash and Cash Equivalents	$8,817	$52,309	(83)

Working Capital (Deficiency) Surplus, Including Cash and Cash Equivalents	$91,347	$33,145	176

Revolving Credit Facility	$118,000	$—	—

Senior Notes	$600,000	$300,000	100

Convertible Notes	$—	$115,000	(100)

Additional information on 2019 expenses:

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Quality and Transportation Discount: decreased in 2019 to $10.48 per BOE compared to $13.16 in 2018; the decrease was due to renegotiation of certain sales contracts which had lower quality and transportation discount compared to the sales contracts used for 2018

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Operating Expenses: increased to $11.14 per BOE compared with $8.49 per BOE in 2018, primarily as a result of higher power generation and rental costs; with the commissioning of the expanded production facilities and the gas-to-power project in Acordionero, both total operating costs and per BOE operating costs are expected to decrease in 2020

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Workover Expenses: increased to $3.22 per BOE compared with $2.63 per BOE in 2018, primarily as a result of the higher frequency of ESP failures during 2019; with the commissioning of the gas-to-power project, which has resulted in more reliable power

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Transportation Expenses: decreased by 28% to $1.60 per BOE in 2019 from $2.21 per BOE in 2018 due to a higher percentage of volumes being sold at the wellhead, where transportation is netted against sales price

•	G&A Expenses: increased to $2.61 per BOE in 2018 from $2.40 per BOE in 2018

(1) Based on December 31, 2019 before tax NPV10 of $1.5 billion for 1P reserves and $2.9 billion for 2P reserves, minus year-end 2019 net debt of $627 million, comprised of gross amount of senior notes of $600 million, gross amount of reserves-based credit facility of $118 million and working capital surplus of $91 million, divided by the number of shares of Gran Tierra's common stock issued and outstanding at December 31, 2019 of 367.0 million, respectively. Net working capital and debt at December 31, 2019, prepared in accordance with GAAP.

(2) Based on December 31, 2019 after tax NPV10 of $1.3 billion for 1P reserves and $2.3 billion for 2P reserves, minus year-end 2019 net debt of $627 million, comprised of gross amount of senior notes of $600 million, gross amount of reserves-based credit facility of $118 million and working capital surplus of $91 million, divided by the number of shares of Gran Tierra's common stock issued and outstanding at December 31, 2019 of 367.0 million, respectively. Net working capital and debt at December 31, 2019, prepared in accordance with GAAP.
(3) Free cash flow in this context is not a defined term under GAAP and is called future net revenue in the GTE McDaniel Reserves Report. The non-GAAP term of free cash flow, after development expenditures and taxes over the next five years, reconciles to the nearest GAAP term of oil and gas sales, which is called sales revenue in the GTE McDaniel Reserves Report. Refer to "Future Net Revenue" in this press release for the reconciliations between sales revenue and future net revenue. Gran Tierra is unable to provide a quantitative reconciliation of free cash flow after development expenditures, taxes, interest and G&A costs over the next five years to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure. Refer to "Non-GAAP Measures" in this press release.
(4) Internally forecast G&A costs are $170 million and interest is $126 million.
(5) Operating netback, earnings before interest, taxes, depletion, depreciation, accretion and impairment, EBITDA adjusted for loss on redemption on convertible notes and loss or gain on investment (“DD&A”) ("EBITDA") ("Adjusted EBITDA"), funds flow from operations and cash netback, are non-GAAP measures and do not have a standardized meaning under GAAP. Refer to "Non-GAAP Measures" in this press release for descriptions of these non-GAAP measures and reconciliations to the most directly comparable measures calculated and presented in accordance with GAAP.
(6) Cash flow refers to the GAAP line item “net cash provided by operating activities”. Free cash flow is a non-GAAP measure and does not have a standardized meaning under GAAP and is defined as cash flow less projected 2020 capital spending. Refer to "Non-GAAP Measures" in this press release.
(7) Per BOE amounts are based on WI sales before royalties. For per BOE amounts based on NAR production, see Gran Tierra's Annual Report on Form 10-K filed on February 26, 2020.
Conference Call Information:
Gran Tierra will host its fourth quarter and full year 2019 results conference call on Thursday, February 27, 2020, at 9:00 a.m. Mountain Time, 11:00 a.m. Eastern Time. Interested parties may access the conference call by dialing 1-844-348-3792 or 1-614-999-9309 (North America), 0800-028-8438 or 020-3107-0289 (United Kingdom) or 01-800-518-5094 (Colombia). The call will also be available via webcast at www.grantierra.com.
About Gran Tierra Energy Inc.
Gran Tierra Energy Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated in the United States, trading on the NYSE American (GTE), the Toronto Stock Exchange (GTE) and the London Stock Exchange (GTE), and operating in South America. Gran Tierra holds interests in producing and prospective properties in Colombia and prospective properties in Ecuador. Gran Tierra has a strategy that focuses on establishing a portfolio of producing properties, plus production enhancement and exploration opportunities to provide a base for future growth.
Gran Tierra's Securities and Exchange Commission filings are available on the Securities and Exchange Commission website at http://www.sec.gov, and Gran Tierra’s reports filed with the Canadian Securities Administrators are available on SEDAR at http://www.sedar.com.
Contact Information
For investor and media inquiries please contact:
Gary Guidry, President & Chief Executive Officer
Ryan Ellson, Executive Vice President & Chief Financial Officer
Rodger Trimble, Vice President, Investor Relations
Tel: +1.403.265.3221
For more information on Gran Tierra please go to: www.grantierra.com.
Forward Looking Statements and Legal Advisories:
This press release contains opinions, forecasts, projections, and other statements about future events or results that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and financial outlook and forward looking information within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). All statements other than statements of historical facts included in this press release regarding our financial position, estimated quantities and net present value of reserves, business strategy, plans and objectives for future operations, capital spending plans and those statements preceded by, followed by or that otherwise include the words “believe,” “expect,” “anticipate,” “forecast,” “budget,” “will,” “estimate,” “target,” “project,” “plan,” “should,” “guidance”, "strives" or similar expressions are forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s expectations, capital program, repayment of borrowings under the credit facility, future sources of funding for capital expenditures and guidance, including for certain future production estimates, forecast prices, five-year expected free cash flow, expected future net cash provided by operating activities , net debt, capital expenditures and certain associated metrics, the Company’s strategies, the Company’s goals on reforestation and flaring, the Company's plans to benefit the environment or communities in which it operates and the Company's operations including planned operations and oil production. Statements relating to “reserves” are also deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, including that the reserves described can be profitably produced in the future.

The forward-looking statements contained in this press release reflect several material factors and expectations and assumptions of Gran Tierra including, without limitation, that Gran Tierra will continue to conduct its operations in a manner consistent with its current expectations, the accuracy of testing and production results and seismic data, pricing and cost estimates (including with respect to commodity pricing and exchange rates), rig availability, the risk profile of planned exploration activities, the effects of drilling down-dip, the effects of waterflood and multi-stage fracture stimulation operations, the extent and effect of delivery disruptions, and the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions including in areas of potential expansion, and the ability of Gran Tierra to execute its current business and operational plans in the manner currently planned. Gran Tierra believes the material factors, expectations and assumptions reflected in the forward-looking statements are reasonable at this time but no assurance can be given that these factors, expectations and assumptions will prove to be correct.
Among the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements in this press release are: prices and markets for oil and natural gas are unpredictable and tend to fluctuate significantly; Gran Tierra’s operations are located in South America, and unexpected problems can arise due to guerrilla activity or local blockades; technical difficulties and operational difficulties may arise which impact the production, transport or sale of our products; geographic, political and weather conditions can impact the production, transport or sale of Gran Tierra's products; the ability of Gran Tierra to execute its business plan; the risk that unexpected delays and difficulties in developing currently owned properties may occur; the ability to replace reserves and production, and develop and manage reserves on an economically viable basis; the timely receipt of regulatory or other required approvals for our operating activities; the failure of exploratory drilling to result in commercial wells; unexpected delays due to the limited availability of drilling equipment and personnel; the risk that current global economic, health and credit market conditions may impact oil prices and oil consumption more than Gran Tierra currently predicts, which could cause Gran Tierra to further modify its strategy and capital spending program; and the risk factors detailed from time to time in Gran Tierra’s periodic reports filed with the Securities and Exchange Commission, including, without limitation, under the caption "Risk Factors" in Gran Tierra's Annual Report on Form 10-K for the year ended December 31, 2019 filed February 26, 2020 and its other filings with the SEC. These filings are available on the SEC website at http://www.sec.gov and on SEDAR at www.sedar.com. Although the current guidance, capital spending program and long term strategy of Gran Tierra are based upon the current expectations of the management of Gran Tierra, should any one of a number of issues arise, Gran Tierra may find it necessary to alter its business strategy and/or capital spending program and there can be no assurance as at the date of this press release as to how those funds may be reallocated or strategy changed and how that would impact Gran Tierra's results of operations and financial position. Forecasts and expectations that cover multi-year time horizons or are associated with 2P reserves inherently involve increased risks and actual results may differ materially.
All forward-looking statements included in this press release are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.
The estimates of future production, free cash flow, free cash flow after adjusting for internally forecast G&A and interest, total capital expenditures and certain expenses set forth in this press release may be considered to be future-oriented financial information or a financial outlook for the purposes of applicable Canadian securities laws. Financial outlook and future-oriented financial information contained in this press release about prospective financial performance, financial position or cash flows are based on assumptions about future events, including economic conditions and proposed courses of action, based on management’s assessment of the relevant information currently available, and to become available in the future. In particular, this press release contains projected operational and financial information for 2020 and the next five years. These projections contain forward-looking statements and are based on a number of material assumptions and factors set out above. Actual results may differ significantly from the projections presented herein. These projections may also be considered to contain future-oriented financial information or a financial outlook. The actual results of Gran Tierra’s operations for any period will likely vary from the amounts set forth in these projections, and such variations may be material. See above for a discussion of the risks that could cause actual results to vary. The future-oriented financial information and financial outlooks contained in this press release have been approved by management as of the date of this press release. Readers are cautioned that any such financial outlook and future-oriented financial information contained herein should not be used for purposes other than those for which it is disclosed herein. The Company and its management believe that the prospective operational and financial information has been prepared on a reasonable basis, reflecting management’s best estimates and judgments, and represent, to the best of management’s knowledge and opinion, the Company’s expected course of action. However, because this information is highly subjective, it should not be relied on as necessarily indicative of future results.

Non-GAAP Measures

This press release includes non-GAAP financial measures as further described herein. These non-GAAP measures do not have a standardized meaning under GAAP. Investors are cautioned that these measures should not be construed as alternatives to net loss or other measures of financial performance as determined in accordance with GAAP. Gran Tierra's method of calculating these measures may differ from other companies and, accordingly, they may not be comparable to similar measures used by other companies. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure.
Before tax and after tax free cash flow are non-GAAP terms and are called before tax and after tax net revenue in the GTE McDaniel Reserves Report, respectively. The non-GAAP term of before tax free cash flow, and free cash flow after development expenditures and taxes over the next five years, reconciles to the nearest GAAP term of oil and gas sales, which is called sales revenue in the GTE McDaniel Reserves Report. Before tax net revenue is calculated by McDaniel by subtracting total royalties, operating costs, future development capital and abandonment and reclamation costs from sales revenue. After tax free cash flow is calculated by McDaniel by subtracting future taxes from before tax net revenue. Refer to "Future Net Revenue" in this press release for the applicable reconciliation. Gran Tierra is unable to provide a quantitative reconciliation of free cash flow after development expenditures, taxes, interest and G&A costs over the next five years to its most directly comparable forward-looking GAAP measure because management cannot reliably predict certain of the necessary components of such forward-looking GAAP measure. Gran Tierra is also unable to provide forward-looking oil and gas sales, the GAAP measures most directly comparable to such measures of free cash flow, due to the impracticality of quantifying certain components required by GAAP as a result of the inherent volatility in the value of certain financial instruments held by the Company and the inability to quantify the effectiveness of commodity price derivatives used to manage the variability in cash flows associated with the forecast sale of its oil production and changes in commodity prices. Refer to "Oil and Gas Metrics" in this press release for a description of how this non-GAAP measure is calculated. Management uses free cash flow as a measure of the Company's ability to fund its exploration program.
Operating netback as presented is defined as oil and gas sales less operating, workover and transportation expenses and operating netback per BOE as presented is defined as average realized price per BOE less operating, workover and transportation expenses per BOE. Cash netback, as presented is defined as net income or loss adjusted for DD&A expenses, deferred income tax expense, amortization of debt issuance costs, non-cash lease expense, lease payments, unrealized foreign exchange loss or gain, loss on redemption of Convertible Notes, non-cash operating expenses or recoveries, non-cash G&A expenses and unrealized financial instruments gains and losses. Cash netback per BOE, as presented is defined as cash netback over WI sales volumes. Management believes that operating netback and cash netback are useful supplemental measures for investors to analyze financial performance and provide an indication of the results generated by Gran Tierra's principal business activities prior to the consideration of other income and expenses. See the table entitled Financial and Operational Highlights, above for the components of operating netback and operating netback per BOE. A reconciliation from net income or loss to cash netback is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,
Cash Netback - Non-GAAP Measure ($000s)	2019	2018	2019	2018
Net Income (loss)	$38,690	$102,616	$27,004	$(10,840)
Adjustments to reconcile net income (loss) to cash netback
DD&A expenses	225,033	197,867	60,603	60,169
Deferred income tax expense	40,227	4,968	8,475	5,086
Amortization of debt issuance costs	3,376	3,183	802	854
Non-cash lease expense	1,806	—	440	—
Lease payments	(1,969)	—	(366)	—
Unrealized foreign exchange loss (gain)	1,803	11,511	(3,500)	11,352
Loss on redemption of Convertible Notes	11,501	—	196	—
Non-cash operating expenses (recovery)	—	185	—	(373)
Non-cash G&A expenses	1,430	8,114	338	(11,805)
Unrealized financial instruments gain	(49,488)	(21,635)	(44,323)	(2,306)
Cash netback	$272,409	$306,809	$49,669	$52,137

EBITDA, as presented, is defined as net income or loss adjusted for DD&A expenses, interest expense and income tax expense. Adjusted EBITDA, as presented, is defined as EBITDA adjusted for loss on redemption of Convertible Notes and investment gains or losses. Management uses this supplemental measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that these financial measures are also useful supplemental information for investors to analyze our performance and our financial results. A reconciliation from net income or loss (GAAP) to EBITDA and Adjusted EBITDA is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,
EBITDA - Non-GAAP Measure ($000s)	2019	2018	2019	2018
Net Income (loss)	$38,690	$102,616	$27,004	$(10,840)
Adjustments to reconcile net income (loss) to EBITDA and Adjusted EBITDA
DD&A expenses	225,033	197,867	60,603	60,169
Interest expense	43,268	27,364	12,613	12,765
Income tax expense	57,285	48,871	11,610	7,090
EBITDA	364,276	376,718	111,830	69,184
Loss on redemption of Convertible Notes	11,501	—	196	—
Investment (gain) loss	(49,884)	(786)	(46,138)	11,259
Adjusted EBITDA	$325,893	$375,932	$65,888	$80,443

Funds flow from operations, as presented, is net income or loss adjusted for DD&A expenses, deferred tax expense or recovery, stock-based compensation expense, amortization of debt issuance costs, non-cash lease expense, lease payments, cash settlement of RSUs, unrealized foreign exchange, financial instruments gains or losses, cash settlement of financial instruments and other loss. Management uses this financial measure to analyze performance and income or loss generated by our principal business activities prior to the consideration of how non-cash items affect that income or loss, and believes that this financial measure is also useful supplemental information for investors to analyze performance and our financial results. A reconciliation from net income or loss to funds flow from operations is as follows:

	Year Ended		Three Months Ended
	December 31,		December 31,
Funds Flow From Operations - Non-GAAP Measure ($000s)	2019	2018	2019	2018
Net Income (loss)	$38,690	$102,616	$27,004	$(10,840)
Adjustments to reconcile net income (loss) to funds flow from operations
DD&A expenses	225,033	197,867	60,603	60,169
Deferred tax expense	40,227	4,968	8,475	5,086
Stock-based compensation expense	1,430	8,299	338	(12,178)
Amortization of debt issuance costs	3,376	3,183	802	854
Non-cash lease expense	1,806	—	440	—
Lease payments	(1,969)	—	(366)	—
Cash settlement of RSUs	—	(360)	—	—
Unrealized foreign exchange loss (gain)	1,803	11,511	(3,500)	11,352
Financial instruments (gain) loss	(46,215)	12,296	(43,325)	5,456
Cash settlement of financial instruments	(3,273)	(33,931)	(998)	(7,762)
Loss on redemption of Convertible Notes	11,501	—	196	—
Funds flow from operations	$272,409	$306,449	$49,669	$52,137
DISCLOSURE OF OIL AND GAS INFORMATION
Gran Tierra's Statement of Reserves Data and Other Oil and Gas Information on Form 51-101F1 dated effective as at December 31, 2019 , which includes disclosure of its oil and gas reserves and other oil and gas information in accordance with NI 51-101 forming the basis of this press release, is available on SEDAR at www.sedar.com.

Estimates of net present value and future net revenue contained herein do not necessarily represent fair market value of reserves. Estimates of reserves, and future net revenue for individual properties may not reflect the same level of confidence as estimates of reserves and future net revenue for all properties, due to the effect of aggregation. There is no assurance that the forecast price and cost assumptions applied by McDaniel in evaluating Gran Tierra's reserves and future net revenue will be attained and variances could be material. See Gran Tierra's press release dated January 28, 2020 for a summary of the price forecasts employed by McDaniel in the GTE McDaniel Reserves Report and other information regarding the disclosed future net revenue.
All evaluations of future net revenue contained in the GTE McDaniel Reserves Report are after the deduction of royalties, operating costs, development costs, production costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. It should not be assumed that the estimates of future net revenues presented in this press release represent the fair market value of the reserves. There are numerous uncertainties inherent in estimating quantities of crude oil and natural gas reserves and the future cash flows attributed to such reserves. The reserve and associated cash flow information set forth in the GTE McDaniel Reserves Report are estimates only and there is no guarantee that the estimated reserves will be recovered. Actual reserves may be greater than or less than the estimates provided therein.
BOEs have been converted on the basis of six thousand cubic feet (“Mcf”) natural gas to 1 bbl of oil. BOEs may be misleading, particularly if used in isolation. A BOE conversion ratio of 6 Mcf: 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. In addition, given that the value ratio based on the current price of oil as compared with natural gas is significantly different from the energy equivalent of six to one, utilizing a BOE conversion ratio of 6 Mcf: 1 bbl would be misleading as an indication of value.
References to a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Gran Tierra's reported production is a mix of light crude oil and medium and heavy crude oil for which there is not a precise breakdown since the Company's oil sales volumes typically represent blends of more than one type of crude oil. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil and gas accumulations are not necessarily indicative of future production or ultimate recovery. If it is indicated that a pressure transient analysis or well-test interpretation has not been carried out, any data disclosed in that respect should be considered preliminary until such analysis has been completed. References to thickness of “oil pay” or of a formation where evidence of hydrocarbons has been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume.
Future Net Revenue
Future net revenue reflects McDaniel’s forecast of revenue estimated using forecast prices and costs, arising from the anticipated development and production of resources, after the deduction of royalties, operating costs, development costs and abandonment and reclamation costs but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimate of future net revenue below does not necessarily represent fair market value.

	Consolidated Properties at December 31, 2019
	Proved (1P) Total Future Net Revenue ($ million)
	Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2020-2024 (5 Years)	3,391	(486)	(914)	(385)	(2)	1,604	(210)	1,394
Remainder	1,419	(163)	(688)	(1)	(60)	507	(143)	364
Total (Undiscounted)	4,810	(649)	(1,602)	(386)	(62)	2,111	(353)	1,758
Total (Discounted @ 10%)	3,446	(481)	(1,051)	(346)	(23)	1,545	(247)	1,298

	Consolidated Properties at December 31, 2019
	Proved Plus Probable (2P) Total Future Net Revenue ($ million)
	Forecast Prices and Costs
Years	Sales Revenue	Total Royalties	Operating Costs	Future Development Capital	Abandonment and Reclamation Costs	Future Net Revenue Before Future Taxes	Future Taxes	Future Net Revenue After Future Taxes*
2020-2024 (5 Years)	4,844	(686)	(1,056)	(566)	(1)	2,535	(472)	2,063
Remainder	4,168	(562)	(1,299)	(1)	(75)	2,231	(59)	2,172
Total (Undiscounted)	9,012	(1,248)	(2,355)	(567)	(76)	4,766	(531)	4,235
Total (Discounted @ 10%)	5,580	(780)	(1,371)	(496)	(19)	2,914	(638)	2,276
*The after-tax net present value of the Company's oil and gas properties reflects the tax burden on the properties on a stand-alone basis. It does not consider the corporate tax situation, or tax planning. It does not provide an estimate of the value at the Company level which may be significantly different. The Company's financial statements should be consulted for information at the Company level.
Definitions
Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.
Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.
Possible reserves are those additional reserves that are less certain to be recovered than Probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of Proved plus Probable plus Possible reserves.
Certain terms used in this press release but not defined are defined in NI 51-101, CSA Staff Notice 51-324 - Revised Glossary to NI 51-101 Standards of Disclosure for Oil and Gas Activities ("CSA Staff Notice 51-324") and/or the COGEH and, unless the context otherwise requires, shall have the same meanings herein as in NI 51-101, CSA Staff Notice 51-324 and the COGEH, as the case may be.
Oil and Gas Metrics
This press release contains a number of oil and gas metrics, including free cash flow, NAV per share, operating netback, cash netback, reserves per share and reserves replacement which do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies and should not be used to make comparisons. Such metrics have been included herein to provide readers with additional measures to evaluate the Company's performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

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Before tax and after tax free cash flow are non-GAAP terms and are called before tax and after tax net revenue in the GTE McDaniel Reserves Report, respectively. The non-GAAP term of before tax free cash flow reconciles to the nearest GAAP term of oil and gas sales, which is called sales revenue in the GTE McDaniel Reserves Report. Before tax net revenue is calculated by McDaniel by subtracting total royalties, operating costs, future development capital, abandonment and reclamation costs from sales revenue. After tax free cash flow is calculated by McDaniel by subtracting future taxes from before tax net revenue. Refer to "Future Net Revenue" in this press release for the applicable reconciliation. Management uses free cash flow as a measure of the Company's ability to fund its exploration program.

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NAV per share is calculated as NPV discounted at 10% (before or after tax, as applicable) minus estimated net debt, divided by the number of shares of Gran Tierra's common stock issued and outstanding. Management uses NAV per share as a measure of the relative change of Gran Tierra's net asset value over its outstanding common stock over a period of time.

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Operating netback and cash netback are calculated as described in this press release. Management believes that operating netback and cash netback are useful supplemental measures for the reasons described in this press release.

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Reserves per share is calculated as reserves in the referenced category divided by the number of shares of Gran Tierra's common stock issued and outstanding as at December 31. Management uses this measure to determine the relative change of its reserve base over its outstanding common stock over a period of time.

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Reserves replacement is calculated as reserves in the referenced category divided by estimated referenced production. Management uses this measure to determine the relative change of its reserves base over a period of time.

Disclosure of Reserve Information and Cautionary Note to U.S. Investors
Unless expressly stated otherwise, all estimates of proved, probable and possible reserves and related future net revenue disclosed in this press release have been prepared in accordance with NI 51-101. Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding estimates prepared in accordance with applicable U.S. Securities and Exchange Commission ("SEC") rules and disclosure requirements of the U.S. Financial Accounting Standards Board ("FASB"), and those differences may be material. NI 51-101, for example, requires disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas SEC and FASB standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months. In addition, NI 51-101 permits the presentation of reserves estimates on a "company gross" basis, representing Gran Tierra's working interest share before deduction of royalties, whereas SEC and FASB standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGEH, and those applicable under SEC and FASB requirements.
In addition to being a reporting issuer in certain Canadian jurisdictions, Gran Tierra is a registrant with the SEC and subject to domestic issuer reporting requirements under U.S. federal securities law, including with respect to the disclosure of reserves and other oil and gas information in accordance with U.S. federal securities law and applicable SEC rules and regulations (collectively, "SEC requirements"). Disclosure of such information in accordance with SEC requirements is included in the Company's Annual Report on Form 10-K and in other reports and materials filed with or furnished to the SEC and, as applicable, Canadian securities regulatory authorities. The SEC permits oil and gas companies that are subject to domestic issuer reporting requirements under U.S. federal securities law, in their filings with the SEC, to disclose only estimated proved, probable and possible reserves that meet the SEC's definitions of such terms. Gran Tierra has disclosed estimated proved, probable and possible reserves in its filings with the SEC. In addition, Gran Tierra prepares its financial statements in accordance with United States generally accepted accounting principles, which require that the notes to its annual financial statements include supplementary disclosure in respect of the Company's oil and gas activities, including estimates of its proved oil and gas reserves and a standardized measure of discounted future net cash flows relating to proved oil and gas reserve quantities. This supplementary financial statement disclosure is presented in accordance with FASB requirements, which align with corresponding SEC requirements concerning reserves estimation and reporting.